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                                                                     EXHIBIT 4.4




                     MET-COIL EMPLOYEE RECOGNITION PROGRAM



The purpose of this Plan is to award shares of stock based upon years of service, job performance, etc. All employees of the Corporation are eligible to participate. Awards are recommended by local management with Corporate approval.